Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into effective as of September 20, 2010 (the “Effective Date”), by and between Travis McElfresh (“Employee”) and InfoSpace, Inc., its affiliates, successors, and assigns (the “Company”).

In consideration of the mutual covenants herein contained the employment of Employee by the Company, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Certain Definitions.

(a) “Cause”. For purposes of this Agreement, “Cause” means, in the reasoned discretion of the Company (i) any act of criminal or fraudulent misconduct by Employee in connection with Employee’s responsibilities as an employee of the Company that is intended to result in Employee’s personal enrichment, (ii) any violation by Employee of the Company’s Code of Conduct and Ethics, (iii) Employee’s arrest for or conviction of a felony or other crime that may materially reflect negatively on the Company, (iv) breach of a fiduciary duty owed by Employee to the Company or its stockholders, or (v) continued failure to diligently and reasonably perform Employee’s job duties and Obligations after, in the first instance of any such failure under subsections (ii) or (v), Employee has been given written notice of such noncompliance and Employee has had a minimum of thirty (30) days to cure such noncompliance, if such failure is reasonably susceptible to cure.

(b) “Change of Control”. For purposes of this Agreement, a “Change of Control” is defined as the occurrence of any of the following:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then-outstanding voting securities;

(ii) Any merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company;

(iii) Any sale or disposition by the Company, in one transaction or a series of related transactions, of all or substantially all the Company’s assets; or

(iv) A change in the composition of the Company’s Board of Directors (the “Board”) occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. An “Incumbent Director” is defined as a director who either (A) is a director of the Company as of the Effective Date, or (B) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination. For purposes of the preceding, individuals who are elected pursuant to clause (B) also shall be considered Incumbent Directors.

(c) “Disability”. For purposes of this Agreement, “Disability” is defined as Employee’s inability to perform his employment duties to the Company hereunder, with or without reasonable accommodation, for 180 days (in the aggregate) in any one-year period as determined by an independent physician selected by the Company.

(d) “Good Reason”. For purposes of this Agreement, “Good Reason” is defined as, within twelve (12) months subsequent to a Change in Control, and after thirty (30) days’ written notice and reasonable opportunity to cure, the occurrence of any of the following without Employee’s express prior written consent: (i) a material adverse change of or to Employee’s duties, position, responsibilities or title (other than pursuant to a promotion); (ii) a substantial reduction, unless such reduction is shared by similarly-situated Employees as to Employee, of the facilities and perquisites available to Employee; (iii) a reduction by the Company of Employee’s base salary; (iv) a material reduction by the Company in the kind or level of employee benefits to which Employee is entitled unless similarly-situated Employees also experience a reduction; (v) the requirement that Employee re-locate his home or primary work location more than 25 miles from Bellevue or from any work location to which the Company transfers Employee during the course of his employment and to which such transfer Employee has agreed in writing; or (vi) a material breach of this Agreement by the Company. Moreover, in addition to the above, Good Reason shall, at any time, notwithstanding whether a Change in Control has occurred, be deemed to exist if items (iii) or (v) above occur, after thirty (30) days’ written notice and opportunity to cure.

(e) “Release”. For purposes of this Agreement, “Release” is defined as a full release of claims against the Company in a form acceptable to the Company; provided, however, that notwithstanding the foregoing, such Release is not intended to and will not waive Employee’s rights: (i) to indemnification pursuant to any applicable provision of the Company’s Bylaws or Certificate of Incorporation, as amended, pursuant to any written indemnification agreement between Employee and the Company, or pursuant to applicable law; (ii) to vested benefits or payments specifically to be provided to Employee under this Agreement or any Company employee benefit plans or policies; or (iii) respecting any claims which Employee may have solely by virtue of Employee’s status as a shareholder of the Company. The Release also shall not include claims that an employee cannot lawfully release through execution of a general release of claims.

2. Duties and Scope of Employment. The Company shall employ Employee in the position of Chief Technology Officer, InfoSpace. In that capacity, Employee will have broad responsibility for the technology of the Company and its subsidiaries. Notwithstanding the foregoing, some or all of the technology functions of the subsidiaries and other lines of business will be managed by a technology leader who reports directly to the manager of the subsidiary or line of business or to the CEO, and Employee’s role may be to lead or support such manager depending on the needs of the subisidiary or line of business. Employee will render such business and professional services in the performance of Employee’s duties, consistent with Employee’s position within the Company, as shall reasonably be assigned to Employee at any time and from time to time by the Company’s Chief Executive Officer or the Board of Directors.

3. Obligations. While employed hereunder, Employee will perform his/her duties ethically, faithfully and to the best of Employee’s ability and in accordance with law and Company policy. Employee agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the express written prior approval of the Chief Executive Officer; provided, however, that notwithstanding anything to the contrary in the Company’s Supplementary Terms of Employment—[Management/Professional] attached hereto as Exhibit A , Employee may engage in charitable activities so long as such activities do not materially interfere with Employee’s responsibilities to the Company.

4. At-Will Employment. Subject to the terms and conditions hereof including without limitation Sections 6 and 7, the Company and the Employee acknowledge that the Employee’s employment is and shall continue to be terminable at-will, with either party able to terminate the employment relationship with or without Cause or notice.

5. Compensation and Benefits.

(a) Base Compensation. While Employee is an active full-time employee of the Company, the Company shall pay Employee as compensation for Employee’s services hereunder an annual base salary of $210,000. Such salary shall be earned and paid ratably for work performed subject to applicable tax withholding and shall be paid periodically in accordance with normal Company payroll practices. The base salary shall be subject to annual review by the CEO and the Compensation Committee of the Board but in no event shall be less than $210,000.

(b) Incentive Bonus. In addition to the base salary, Employee may receive a performance bonus during each year of employment with the Company under this Agreement equal to an amount, if any, to be determined by the CEO and the Compensation Committee of the Board in their discretion. The target amount of such annual performance bonus shall initially be 50% of Employee’s then current base salary for the applicable fiscal year although actual payment may be more or less than the target amount. Such performance bonus, if any, shall be based upon performance objectives to be determined by the CEO and, except as otherwise provided in this Agreement, paid only if Employee is actively employed through the entire performance measurement period.

(c) Benefits. Employee shall be eligible to participate in the employee benefit plans which are available or which become available to other employees of the Company, with the adoption or maintenance of such plans to be in the discretion of the Company, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determination of any committee administering such plan or program. Such benefits shall include participation in the Company’s group medical, life, disability, and retirement plans, and any supplemental plans available to senior executives of the Company from time to time. The Company reserves the right to change or terminate its employee benefit plans and programs at any time.

(d) Expenses. The Company will reimburse Employee for reasonable business expenses incurred by Employee in the furtherance of or in connection with the performance of Employee’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

(e) Stock Options; Restricted Stock Units

(i) Employee will be granted a non-qualified stock option (“the Option”) to purchase 200,000 shares of the Company’s common stock at an exercise price equal to the per share equivalent of the fair market value of the Company’s common stock on the date of grant as determined by the closing price of the Company’s common stock on NASDAQ NMS on the date of grant, or, if there is no such reported price on the date of grant, the closing price on the trading day on NASDAQ NMS first preceding the date of grant. The date of grant shall be set by the Compensation Committee of the Board of Directors. Subject to the accelerated vesting provisions set forth herein, the Option shall vest as to 33.33% of the shares subject thereto One Year from the Effective Date (Same as Hire Date) and shall vest ratably in six (6) month increments thereafter over the two (2) year period commencing One Year from the Effective Date (Same as Hire Date), subject to Employee’s continued full-time employment by the Company on the relevant vesting dates. The Option shall be subject to the terms and conditions of the Company’s Restated 1996 Stock Incentive Plan (the “1996 Plan”) and the Stock Option Agreement between Employee and the Company; provided, however, that notwithstanding the foregoing, in the event of a conflict between the terms and conditions of the Effective Date Option and this Agreement, the terms and conditions of this Agreement shall prevail.

(ii) Employee will be granted 100,000 restricted stock units (the “RSU Grant”). The RSU Grant shall be subject to the terms and conditions of the Notice of Grant of Restricted Stock Units, Restricted Stock Unit Agreement and the 1996 Plan. Subject to the foregoing, the RSU Grant shall vest as to 33.33% of the shares subject thereto on the date that is One Year from Effective Date (Same as Hire Date) and shall vest ratably in six (6) month increments thereafter over the two (2) year period commencing One Year from the Effective Date (Same as Hire Date), subject to Employee’s continued full-time employment by the Company on the relevant vesting dates.

6. Termination of Employment.

(a) Termination by Company for Cause; Voluntary Termination. In the event Employee’s employment with the Company is terminated for Cause by the Company or voluntarily by Employee (other than for Good Reason) (i) the Company shall pay Employee any unpaid base salary due for periods prior to the date of termination of employment (“Termination Date”); (ii) the Company shall pay Employee all of Employee’s accrued and unused “paid time off” (“PTO”), if any, through the Termination Date; and (iii) following submission of proper expense reports by Employee, the Company shall reimburse Employee for all expenses reasonably and necessarily incurred by Employee in connection with the business of the Company through the Termination Date. These payments shall be made promptly upon termination and within the period of time mandated by applicable law. Employee shall retain all stock options that are vested as of the Termination Date and such stock options may be exercised in accordance with the provisions of the applicable stock option plan(s) and the respective stock option agreement(s). Except as expressly stated above or as required by law, Employee shall receive no further compensation in any form other than as set forth in this paragraph.

(b) Termination by Company without Cause. The Company may terminate Employee’s employment without Cause at any time. If Employee’s employment with the Company is terminated by the Company without Cause and Employee signs within sixty (60) days of termination and does not revoke a Release as may be permitted by law, and continues to abide by any continuing obligations to the Company, then Employee shall receive the following:

(i) a severance payment in an amount equal to one-time’s Employee’s annual base salary (less applicable withholding taxes), as then in effect, payable in one payment that the Company shall deliver to Employee no later than fourteen (14) days from the date on which Employee has returned to the Company an original signed Release.

(ii) severance pay in an amount equal to 50% of Employee’s annual bonus rate (For the purpose of this provision only, Employee’s Annual Bonus Rate shall be the greater of either the most recent Incentive Bonus (as set forth in Paragraph 5(b), above) Employee earned or fifty (50%) of Employee’s annual base salary in effect at the time of termination or resignation less applicable withholding taxes), as then in effect. The Company shall deliver this payment to Employee no later than fourteen (14) days from the date on which Employee has returned to the Company an original signed Release.

(iii) the same level of health (i.e., medical, vision and dental) coverage and benefits as in effect for the Employee on the day immediately preceding the Termination Date; provided, however, that (A) the Employee constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended; and (B) Employee elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. The Company shall continue to provide Employee with Company-paid health coverage until the earlier of (y) the date Employee is no longer eligible to receive continuation coverage pursuant to COBRA, or (z) twelve (12) months from the Termination Date;

(c) Termination by Employee for Good Reason. The Employee may terminate his employment at any time. If Employee terminates employment with the Company for Good Reason, and Employee signs within sixty (60) days of termination and does not revoke a Release as may be permitted by law, and continues to abide by any continuing obligations to the Company, then Employee shall receive the following:

(i) a severance payment in an amount equal to one-time’s Employee’s annual base salary (less applicable withholding taxes), as then in effect, payable in one payment that the Company shall deliver to Employee no later than fourteen (14) days from the date on which Employee has returned to the Company an original signed Release.

(ii) severance pay in an amount equal to 50% of Employee’s annual bonus rate (For the purpose of this provision only, Employee’s Annual Bonus Rate shall be the greater of either the most recent Incentive Bonus (as set forth in Paragraph 5(b), above) Employee earned or fifty (50%) of Employee’s annual base salary in effect at the time of termination or resignation less applicable withholding taxes), as then in effect. The Company shall deliver this payment to Employee no later than fourteen (14) days from the date on which Employee has returned to the Company an original signed Release.

(iii) the same level of health (i.e., medical, vision and dental) coverage and benefits as in effect for the Employee on the day immediately preceding the Termination Date; provided, however, that (A) the Employee constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended; and (B) Employee elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. The Company shall continue to provide Employee with Company-paid health coverage until the earlier of (y) the date Employee is no longer eligible to receive continuation coverage pursuant to COBRA, or (z) twelve (12) months from the Termination Date;

(iv) fifty percent (50%) of the Employee’s then-unvested stock options shall immediately vest and become exercisable and Employee shall have twelve (12) months following the Termination Date to exercise such vested shares and fifty percent (50%) of the Employee’s then-unvested restricted stock units (RSUs) shall immediately vest; provided, however, that in the event of a conflict between the terms and conditions of any such stock option agreement or Notice of Grant of Restricted Stock Units and Restricted Stock Unit Agreement, as the case may be, and this Agreement, the terms and conditions of this Agreement shall prevail unless the conflicting provision(s) in any such stock option agreement or Notice of Grant of Restricted Stock Units and Restricted Stock Unit Agreement, as the case may be, shall be more favorable to Employee in which case the provision(s) more favorable to Employee shall govern; provided further, however, that notwithstanding the foregoing in no event shall the extended twelve (12) month exercise period specified in this Section 6(b)(iv) modify or extend the Expiration Date of any stock option as set forth in such stock option agreement.

(d) Death. In the event of Employee’s death while employed hereunder, and provided Employee’s representative executes a Release that also releases any claims by Employee’s estate or survivors, Employee’s beneficiary (or such other person(s) specified by will or the laws of descent and distribution) will receive (i) continuing payments of severance pay (less applicable withholding taxes) at a rate equal to Employee’s base salary for a period of ninety (90) days from Employee’s death, to be paid periodically in accordance with the Company’s normal payroll policies, (ii) Company-paid COBRA benefits as specified in Section 6(b)(iii) above for ninety (90) days from Employee’s death, and (iii) have the right to exercise Employee’s stock options which are vested as of the date of Employee’s death for one (1) year following Employee’s death.

(e) Disability. In the event of Employee’s termination of employment with the Company due to Disability, and provided Employee signs and does not revoke a Release, Employee shall be entitled to continuing payments of base salary (less applicable withholding taxes) until, if applicable and subject to plan documents, Employee is eligible for long-term disability payments under the Company’s group disability policy; provided, however, that in no event shall such period of continued base salary exceed 180 days following termination.

7. Change of Control Benefits. Notwithstanding the foregoing, in the event that the benefits provided for in this Agreement (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Employee’s benefits otherwise payable shall be reduced by the minimum extent necessary such that no portion of such benefits would be subject to the Excise Tax. Unless the Company and Employee otherwise agree in writing, any determination required under this Section 7 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 7, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 7. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 7.

8. No Impediment to Agreement. Employee hereby represents to the Company that Employee is not, as of the date hereof, and will not be during Employee’s employment with the Company, employed under contract, oral or written, by any other person, firm or entity, and is not and will not be bound by the provisions of any restrictive covenant or confidentiality agreement which would constitute an impediment to, or restriction upon, Employee’s ability to enter this Agreement and to perform the duties of Employee’s employment.

9. Confidentiality. Employee also agrees to the terms of the attached “Supplementary Terms of Employment—Managerial/Professional” that are attached as Exhibit A and incorporated herein by reference.

10. Arbitration. Employee agrees, as a condition to Employee’s employment that any employment related disputes between Employee and the Company are subject to binding arbitration in accordance with the terms of Exhibit A.

11. Successors; Personal Services. The services and duties to be performed by the Employee hereunder are personal and may not be assigned or delegated. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and the Employee and Employee’s heirs and representatives.

12. Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to Employee at the home address, which Employee most recently communicated to the Company in writing, with a copy to Employee’s counsel as designated by Employee whose address is provided below. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.

13. Code Section 409A.

(a) The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder (collectively, “Section 409A”), and accordingly, this Agreement shall be interpreted to be in compliance with Section 409A to the maximum extent permitted. The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions that may be necessary, appropriate, or desirable to avoid imposition of additional tax or income recognition under Section 409A, in each case to the maximum extent permitted. In no event whatsoever shall the Company be liable for any additional tax, interest, or penalty that may be imposed on Employee by Section 409A or damages for failing to comply with Section 409A.

(b) Notwithstanding any other payment schedule provided in this Agreement to the contrary, if Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A, then each of the following shall apply:

(i) With regard to any payment that is considered deferred compensation under Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the date that is six (6) months and one day after the date of such “separation from service” of Employee and (B) the date of Employee’s death (the “Delay Period”), to the extent required under Section 409A. Within ten (10) business days following the expiration of the Delay Period, all payments delayed pursuant to this Section 13 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Employee in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for those payments in this Agreement; and

(ii) To the extent that any benefits to be provided during the Delay Period are considered deferred compensation under Section 409A provided on account of a “separation from service” and such benefits are not otherwise exempt from Section 409A, Employee shall pay the cost of such benefits during the Delay Period, and to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to Employee, the Company shall reimburse Employee the Company’s share of the cost of such benefits within ten (10) business days following the expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified in this Agreement.

(c) To the extent that any benefits or payments under this Agreement are conditioned on a Release, Employee shall forfeit all rights to such severance payments or benefits unless the Release is signed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days after the Termination Date. If the Release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then, subject to Section 13(b) above and to the extent not exempt under Section 409A, such payments or benefits shall be made or commence on the first practicable payroll date after the date that is sixty (60) days after the Termination Date. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon Employee’s termination of employment, and any payments made thereafter shall continue as provided in this Agreement. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following Employee’s termination of employment.

(d) The Company may provide, in its sole discretion, that Employee may continue to participate in any benefits delayed pursuant to this Section 13 during the period of such delay, provided that Employee shall bear the full cost of such benefits during such delay period. Upon the date such benefits would otherwise commence pursuant to this Section 13, the Company may reimburse Employee the Company’s share of the cost of such benefits, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the

Company at no cost to Employee, in each case had such benefits commenced immediately upon Employee’s termination of employment. Any remaining benefits shall be reimbursed or provided by the Company in accordance with the schedule and procedures specified in this Agreement.

(e) All expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee (provided that if any such reimbursements constitute taxable income to Employee, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred). No such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year, and Employee’s right to reimbursement shall not be subject to liquidation in exchange for any other benefit.

(f) For purposes of Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(g) In no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A be offset by any other payment pursuant to this Agreement or otherwise.

(h) To the extent required for purposes of compliance with Section 409A, termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(i) Notwithstanding any provision to the contrary, in no event will Employee have any claim or right of action against the Company or any of its employees, officers, directors or agents in the event it is determined that any payment or benefit provided hereunder does not comply with Section 409A of the Code or any regulations thereunder.

14. Miscellaneous Provisions.

(a) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Entire Agreement. This Agreement (including exhibits) shall supersede and replace all prior agreements or understandings relating to the subject matter hereof, and no agreements, representations or understandings (whether oral or written or whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the relevant matter hereof. This Agreement may not be modified except expressly in a writing signed by both parties.

(c) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws of the State of Washington without reference to any choice of law rules.

(d) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, in respect of bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection shall be void.

(f) No Duty to Mitigate. Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Employee may receive from any other source.

(g) Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of all applicable income, health insurance and employment taxes.

(h) Assignment by Company. The Company may assign its rights under this Agreement to an affiliate (as defined under the Securities Exchange Act of 1934), and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs the Employee.

(i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	INFOSPACE, INC.

/s/ Will Lansing
By: Will Lansing
President and Chief Executive Officer

EMPLOYEE:	/s/ Travis McElfresh
Travis McElfresh

InfoSpace

Supplementary Terms of Employment – Managerial/Professional

In consideration of my employment by InfoSpace, Inc., a Delaware corporation, its subsidiaries, affiliates, successors or assigns (collectively herein “InfoSpace” or the “Company”), and in consideration of the compensation now and hereafter paid to me, I agree to the following terms and conditions of my employment relationship with InfoSpace (the “Agreement”) which supplement the terms of my original offer letter:

Section I – General Terms

1. At-Will Employment: I acknowledge that my employment will be of indefinite duration and that either InfoSpace or I will be free to terminate this employment relationship at will at any time with or without cause. I also acknowledge that any representations to the contrary are unauthorized and void, unless contained in a separate written employment contract signed by the Chief Executive Officer of InfoSpace. I further acknowledge that the terms and conditions of this Agreement shall survive termination of my employment.

2. Outside Activities and Investments: I will devote my best efforts to furthering the best interests of InfoSpace. During my employment, I will not engage in any activity or investment (other than an investment of less than one percent (1%) of the shares of a company traded on a registered stock exchange), that (a) conflicts with InfoSpace’s business interest, including without limitation, any business activity contemplated by this Agreement, (b) occupies my attention so as to interfere with the proper and efficient performance of my duties at InfoSpace, or (c) interferes with the independent exercise of my judgment in InfoSpace’s best interests.

Also, during my employment by InfoSpace, I will not actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Company’s Chief Executive Officer. I have listed on the Company’s Outside Activity Disclosure form, attached hereto as Exhibit A, any business activities or ventures with which I am currently involved that are outside of the business of InfoSpace. As used herein, “InfoSpace’s business” means the development, marketing, licensing, distribution or support of content, technology, services or products relating to web search, online directory search, applications, content aggregation and application infrastructure related to internet website and portal services, and any substantially similar products or services.

3. Return of Company Property: At the time I leave the employ of InfoSpace or at InfoSpace’s request, I will return to InfoSpace all papers, drawings, notes, memoranda, manuals, specifications, designs, devices, documents, diskettes and tapes, and any other material on any media containing or disclosing any confidential or proprietary technical or business information. I will also return any keys, pass cards, identification cards or any other property belonging to InfoSpace.

4. Obligation to Disclose This Agreement: For a period of one (1) year after termination of my employment for any reason (the “Post-Employment Year”), I agree to inform any new employer, prior to accepting any such new employment, of the existence and terms of this Agreement and to provide such new employer with a copy of this Agreement.

Section II – Non-Disclosure

5. Non-Disclosure of InfoSpace Information: During my employment with InfoSpace and at any time thereafter, I will not disclose to anyone outside InfoSpace nor use for any purpose other than my work for InfoSpace any confidential or proprietary technical, financial, marketing, distribution or business information or trade secrets of InfoSpace, including without limitation, concepts, techniques, processes, methods, systems, designs, cost data, computer programs, formulas, development or experimental work, work in progress, or information or details regarding InfoSpace’s relationships with customers, vendors, partners and suppliers (collectively “InfoSpace Confidential Information”). I will also not disclose any InfoSpace Confidential Information inside InfoSpace except on a “need to know” basis. If I have any questions as to what comprises such InfoSpace Confidential Information, or to whom, if anyone, inside InfoSpace, it may be disclosed, I will consult my manager at InfoSpace.

6. Non-Disclosure of Third-Party Information Obtained through InfoSpace: InfoSpace has received and will receive confidential and proprietary information from third parties subject to a duty on InfoSpace’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During my employment with InfoSpace and thereafter, I will not disclose such confidential or proprietary information to anyone except as necessary in carrying out my work for InfoSpace and consistent with InfoSpace’s agreement with such third party. I will not use such information for the benefit of anyone other than InfoSpace or such third party, or in any manner inconsistent with any agreement between InfoSpace and such third party of which I am made aware.

7. Non-Disclosure of Third-Party Information Obtained Elsewhere: During my employment at InfoSpace I will not improperly use or disclose any confidential or proprietary information or trade secrets of my former or current employers, principals, partners, co-ventures, clients, customers, or suppliers, or the vendors or customers of such persons or entities, unless such persons or entities have given verbal consent to my use or disclosure. I will not violate any non-disclosure or proprietary rights agreement I might have signed in connection with any such person or entity.

Section III – Invention Assignment, Release and Cooperation

8. Invention Assignment and Release: I will make prompt and full disclosure to InfoSpace, will hold in trust for the sole benefit of InfoSpace, and will assign exclusively to InfoSpace all my right, title and interest in and to any and all inventions, discoveries, designs, developments, improvements, copyrightable material, and trade secrets (collectively herein “Inventions”) that I, solely or jointly, may conceive, develop, or reduce to practice during the period of time I am in the employ of InfoSpace. I hereby waive and quitclaim to InfoSpace any and all claims of any nature whatsoever that I now or hereafter may have for infringement of any patent resulting from any patent applications for any Inventions so assigned to InfoSpace. I will assign to InfoSpace or its designee all right, title and interest in and to any and all Inventions full title to which may be required to be in the United States by any contract between InfoSpace and the United States or any of its agencies.

My obligation to assign shall not apply to any Invention about which I can prove that it was developed entirely on my own time; and

a)	No equipment, supplies, facility, or trade secret information of InfoSpace was used in its development; and

b)	It does not relate (1) directly to the business of InfoSpace or (2) to the actual or demonstrably anticipated research or development of InfoSpace; and

c)	It does not result from any work performed by me for InfoSpace.

9. Prior Inventions: I have listed and described on Exhibit B, attached hereto, all Inventions belonging to me and made by me prior to my employment at InfoSpace that I wish to have excluded from this Agreement. If Exhibit B is left blank, I represent that there are no such Inventions. If, in the course of my employment at InfoSpace, I use in or incorporate into an InfoSpace product, process, or machine an Invention owned by me or in which I have an interest that is not on Exhibit B and is related (1) directly to the business of InfoSpace or (2) to the actual or demonstrably anticipated research or development of InfoSpace, InfoSpace is hereby granted and shall have a non-exclusive, fully-paid up, royalty-free, irrevocable, worldwide license to make, have made, use and sell that Invention without restriction as to the extent of my ownership or interest.

10. Cooperation: I will execute any proper oath or verify any proper document in connection with carrying out the terms of this Agreement. If, because of my mental or physical incapacity or for any other reason whatsoever, InfoSpace is unable to secure my signature to apply for or to pursue any application for any United States or foreign patent or copyright covering Inventions assigned to InfoSpace as stated above, I hereby irrevocably designate and appoint InfoSpace and its duly authorized officers and agents as my agent and attorney in fact, to act for me and in my behalf and stead to execute and file any such applications and to all other lawfully permitted acts to further the prosecution and issuance of U.S. and foreign patents and copyrights thereon with the same legal force and effect as if executed by me. I will testify at InfoSpace’s request and expense in any interference, litigation, or other legal proceeding that may arise during or after my employment.

Section IV – Non-Competition and Non-Solicitation

11. Non-Competition: During the Post-Employment Year, I will not accept employment with any entity whose business is, or engage in any activities that are, competitive with or substantially similar to (i) InfoSpace’s business (as defined in Paragraph 2), or (ii) the actual or demonstrably anticipated research and development or prospective business of InfoSpace as of my termination date.

12. Non-Solicitation: While employed at InfoSpace and during the Post-Employment Year, on my own behalf or on behalf of any other person or entity, I will not solicit, induce or attempt to influence directly or indirectly any employee of InfoSpace to work for me or any other person or entity for whom I work or intend to work, nor will I solicit, induce or attempt to influence directly or indirectly any customer, business partner, supplier or vendor of InfoSpace to terminate his/her/its business relationship with InfoSpace.

Section V – Arbitration

13. Mutual Agreement to Arbitrate: I understand that InfoSpace is committed to resolving any employment related disputes and claims efficiently and effectively, while preserving due process safeguards, through the use of binding arbitration. I agree that any dispute and/or claim between InfoSpace (including without limitation its officers, directors, employees agents or shareholders) and me that underlies, relates to and/or results from my employment relationship with InfoSpace or any of the terms of this Agreement, including the confidentiality, non-compete and non-solicitation requirements, that cannot be otherwise resolved will be submitted to final, binding arbitration to the maximum extent permitted by law in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association that are then in effect.

I understand that this Agreement governs any claim I have that underlies, relates to and/or results from my employment relationship with InfoSpace or the termination of that relationship, including, but not limited to, claims of wrongful discharge, infliction of emotional distress, breach of contract (including breach of this Agreement), breach of any covenant of good faith and fair dealing, and claims of retaliation and/or discrimination in violation of any local, state or federal law. Examples of such laws include Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; RCW Chapter 49.60, and all amendments to each such Act as well as the regulations issued thereunder.

14. Excluded from Arbitration: This Agreement does not affect my right to pursue worker’s compensation or unemployment compensation benefits for which I may be eligible in accordance with state law, nor does it affect my right to file and/or to cooperate in the investigation of an administrative charge of discrimination.

15. Arbitration Remedies and Awards: I understand that I may seek in arbitration any remedy or award that would be available to me through civil litigation and the arbitrator has authority to grant any such remedy or award. I agree that such remedies include monetary damages but do not include reinstatement unless authorized by statute.

16. Arbitration Fees: I understand that InfoSpace, as further consideration for my agreement to arbitrate covered disputes, agrees to pay for the arbitrator’s fees and other costs directly associated with the arbitration that would not otherwise be charged if the parties pursued civil litigation in court.

17. Injunctive or Other Relief: I understand that, pursuant to this Agreement, I forego and waive the right to take any covered dispute or claim to civil litigation in court. However, I understand that either I or InfoSpace may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this Agreement and without abridgement of the powers of the arbitrator.

Section VI – Miscellaneous Terms

18. Choice of Law and Venue: I agree that this Agreement shall be governed for all purposes by the laws of the state of Washington as such laws apply to contracts to be performed within Washington by residents of Washington and that venue for any action arising out of this Agreement shall be properly laid in King County, Washington or in the Federal District Court of the Western District of Washington. In any matter that is presented to an arbitrator under this Agreement, I agree that the location of the arbitration hearing(s) will be in King County, Washington, unless another location is mutually agreed upon.

19. Conflicting Provisions: If any provision of this Agreement shall be declared excessively broad, it shall be construed so as to afford InfoSpace the maximum protection permissible by law. If any provision of this Agreement is void or so declared, such provision shall be severed from this Agreement, which shall otherwise remain in full force and effect.

20. Entire Agreement: This Agreement sets forth the entire Agreement of the parties as to the subject matter hereof and any representations, promises, or conditions in connection therewith not in writing and signed by both parties shall not be binding upon either party.

21. Acknowledgment: I acknowledge that I have had a full opportunity to read this Agreement before signing it. I confirm that I understand its terms and believe them to be reasonable, and I agree that InfoSpace’s offer of employment or continued employment is sufficient consideration for this Agreement.

HAVING READ AND FULLY UNDERSTOOD THIS AGREEMENT, I have signed my name this date.

Signature of Employee:	/s/ Travis McElfresh

Name of Employee:	Travis McElfresh

Date:	9/27/10